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                                                                EXHIBIT 99(g)(1)

                CIVIL DISTRICT COURT FOR THE PARISH OF ORLEANS

                              STATE OF LOUISIANA

NO.: 99-5595                       DIVISION B               DOCKET NO.:

                                   SECTION 6

                    LAWRENCE R. HILL, On Behalf of Himself
                      and All Others Similarly Situated,

                                      vs.

            J. RAY McDERMOTT, S.A., McDERMOTT INTERNATIONAL, INC.,
             ROGER E. TETRAULT, RICK L. BURDICK, ROBERT L. HOWARD,
          WILLIAM J. JOHNSON, SEAN CHARLES O'KEEFE, ROBERT H. RAWLE,
              CEDRIC E. RITCHIE, RICHARD E. WOOLBERT AND JOHN DOE

FILED: ____________________                         _________________________
                                                          DEPUTY CLERK

                       PETITION BASED UPON SELF DEALING
                         AND BREACH OF FIDUCIARY DUTY

        Plaintiff, by his attorneys, alleges upon information and belief, except for these allegations which pertain to plaintiff, which allegations are based upon personal knowledge, as follows:

                            JURISDICTION AND VENUE

        1. This Honorable Court has original jurisdiction over the cause of action asserted herein pursuant to the Louisiana Constitution article 5,
(S)16(a), and Louisiana Code of Civil Procedure articles 1-9, as this case is a cause not given by statute to other trial courts.

        2. This Court has jurisdiction over J. Ray McDermott, S.A. ("JRM"), McDermott International, Inc. ("McDermott International") and the individual defendants as JRM and McDermott International are citizens of Louisiana with their principal place of business located at 1450 Poydras Street, New Orleans, Louisiana. This action is not removable.

        3. Venue is proper in this Court because JRM and McDermott International have their principal place of operations in this


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Parish, certain of the individual defendants reside in this Parish and/or the conduct at issue took place and had an effect in this Parish.


                                    PARTIES

        4. Plaintiff Lawrence R. Hill is a person of the full age of majority and at all times relevant hereto has been a stockholder of JRM.

        5. Defendant JRM is a corporation with its principal place of business located at 1450 Poydras Street, New Orleans, Louisiana. JRM operates in Orleans Parish as a provider of design, engineering, fabrication and installation of offshore drilling and production platforms and other specialized structures, modular facilities, marine pipelines and subsea production systems. JRM's common shares are listed and publicly traded on the New York Stock Exchange.

        6. Defendant McDermott International is a corporation with its principal place of business located at 1450 Poydras Street, New Orleans, Louisiana. McDermott International, a maker of oilfield and power-generation equipment, owns 24.6 million shares, or 63% of JRM stock and seeks to purchase the remaining 14.5 million shares of JRM from JRM's minority shareholders. Such a sale would make JRM a wholly owned subsidiary of McDermott International.

        7. Defendant Roger E. Tetrault ("Tetrault") is Chairman of the Board of Directors and Chief Executive Officer of JRM. In addition, Tetrault serves as the Chief Executive Officer of McDermott International. As of June 2, 1998, Tetrault owned more than 36,000 shares in JRM and more than 124,000 shares in McDermott International.

        8. Defendant Robert L. Howard ("Howard") is a director of JRM and McDermott International. As of June 2, 1998, Howard owned

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2,000 shares in JRM and more than 2,900 shares in McDermott International.

        9. Defendant Richard E. Woolbert ("Woolbert") is Executive Vice President, Chief Administrative Officer and a director of JRM. Woolbert is also a director of McDermott International. As of June 2, 1998, Woolbert owned more than 14,000 shares in JRM and more than 155,000 shares in McDermott International.

        10. Defendant Robert H. Rawle ("Rawle") is a director of JRM. As of June 2, 1998, Rawle owned more than 21,000 shares in JRM and more than 18,000 shares in McDermott International.

        11. Defendant Rick L. Burdick ("Burdick") is a director of JRM.

        12. Defendant William J. Johnson ("Johnson") is a director of JRM.

        13. Defendant Sean Charles O'Keefe ("O'Keefe") is a director of JRM.

        14. Defendant Cedric E. Ritchie ("Ritchie") is a director of JRM.

        15. Defendant John Doe, whose true identity is unknown as of the date of filing of this Petition, but on information and belief, is one or more persons of the full age of majority, subject to personal jurisdiction of this Honorable Court, who has participated in the acts and/or omissions or is responsible in some other actionable manner for the conduct alleged herein and for the injuries suffered by the class.

        16. The defendants named in S(S) 7-15 are sometimes collectively referred to herein as the "Individual Defendants."

        17. The Individual Defendants as officers and/or directors of JRM have a fiduciary relationship and responsibility to plaintiff and the other common public stockholders of JRM and owe to

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plaintiff and the other Class members the highest obligations of good faith, loyalty, fair dealing, due care and candor.

                           CLASS ACTION ALLEGATIONS

        18. Plaintiff brings this action pursuant to Art. 591 of the Louisiana Code of Civil Procedure on his own behalf and as a class action on behalf of all common stockholders of JRM, or their successors-in-interest, who are being and will be harmed by defendants' actions described below (the "Class"). Excluded from the Class are defendants herein and any person, firm, trust, corporation, or other entity related to or affiliated with any defendants.

        19. This action is properly maintainable as a class action because:

                (a) The Class is so numerous that joinder of all members is impracticable. There are over 39 million shares of JRM stock issued and trading on the New York Stock Exchange, and thousands of JRM stockholders of record who are located throughout the United States;

                (b) There are questions of law and fact which are common to the Class, including whether the defendants have acted or are continuing to act in a manner calculated to benefit themselves at the expense of JRM's public stockholders, and whether plaintiff and other members of the Class would be irreparably damaged if the defendants are not enjoined in the manner described below;

                (c) The defendants have acted or refused to act on grounds generally applicable to the Class thereby making appropriate final injunctive relief with respect to the Class as a whole;

                (d) Plaintiff is committed to prosecuting this action and has retained competent counsel experienced in litigation of this nature. The claims of plaintiff are typical of the claims of

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the other members of the Class and plaintiff has the same interest as the other members of the Class. Accordingly, plaintiff is an adequate representative of the Class and will fairly and adequately protect the interests of the Class; and

                (e) Plaintiff anticipates that there will be no difficulty in the management of this litigation as a class action.

        20. For the reasons stated herein, a class action is superior to other available methods for the fair and efficient adjudication of this controversy.

                                CAUSE OF ACTION

        21. JRM operates in Orleans Parish as a provider of design, engineering, fabrication and installation of offshore drilling and production platforms and other specialized structures, modular facilities, marine pipelines, and subsea production systems.

        22. On March 10, 1999, Bloomberg Business News reported that McDermott International seeks to eliminate the public stockholders' interest in its subsidiary, JRM, through a $383.5 million stock swap. In connection with this stock swap, McDermott International plans to exchange 1.15 McDermott International shares for each share of JRM.

        23. It is not surprising that defendants are attempting to squeeze out the equity interest in JRM held by plaintiff and the Class as as time when JRM's stock performance is temporarily depressed and just as the price of oil is rebounding. In fact, JRM shareholders are to receive less than $30 per share in McDermott International stock despite the fact that JRM shares traded as $47 per share as recently as Summer 1998. Notably, JRM is a more profitable entity than its parent, defendant McDermott International.

        24. The purpose of the buyout is to enable McDermott International to acquire one hundred percent (100%) equity

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ownership of JRM and its valuable assets for its own benefit and that of its shareholders, at the expense of JRM's public stockholders who will be deprived of their equity investments in the more valuable JRM and the benefits thereof. Acquiring JRM is part of defendants' plan to buoy McDermott International's share price by using JRM's huge cash reserves after the merger to buy back McDermott International shares.

        25. The value of the exchange of 1.15 shares of McDermott International for each share of JRM represented a premium of a mere 8.5% to the closing price of JRM stock on the day prior to the announcement of the buyout. This price to be paid to Class members is grossly unfair and inadequate because, among other things:

                (a) The announcement of the proposed buyout was made at a time when JRM's stock price was depressed;

                (b) Defendants timed the announcement of the buyout to place an artificial lid or cap on the market price for JRM's stock to enable McDermott International to acquire the stock at the lowest possible price; and

                (c) Although the buyout price represents a modest premium over the market price of JRM stock on the day prior to the announcement of the buyout, this is not reflective of JRM's true value.

        26. By reason of the Individual Defendants' positions with both JRM and McDermott International, the Individual Defendants are in possession of non-public information concerning the financial conditions and prospects of both companies, and especially the true values and expected future values of both companies and their assets.

        27. The Individual Defendants are intent on paying the lowest buyout price to Class members, whereas they are duty-bound to maximize shareholder value. The Individual Defendants have clear

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and material conflicts of interest and are acting to better the interests or themselves and/or their colleagues at the expense of JRM's public shareholders. For example, defendant Tetrault in his capacities as Chairman of the Board of Directors of JRM and Chief Executive Officer for both JRM and McDermott International, owns more than 124,000 shares in McDermott International and thus will personally benefit from this proposed transaction. Likewise, defendant Woolbert in his capacities as Executive Vice President, Chief Administrative Officer, and director for both JRM and McDermott International, owns more than 155,000 shares in McDermott International and thus will personally benefit from this proposed transaction.

        28. The Board members identified herein have irremediable positions of conflict and/or are controlled by or beholden to JRM directors with such conflicts and cannot be expected to act in the best interest of JRM's public stockholders in connection with this proposed buyout. Upon information and belief, defendants Burdick, Howard, Johnson, O'Keefe ad Ritchie also have longstanding personal and/or financial relationships with the other defendants.

        29. The sole purpose of the proposed buyout is to enable McDermott International to acquire all of the shares of JRM that it does not already own, as well as JRM's valuable assets, for its own benefit and the benefit of its shareholders at the expense of JRM's minority stockholders.

        30. The proposed buyout is wrongful, unfair and harmful to JRM's public stockholders and represents an effort by the defendants to aggrandize their own financial position and interests at the expense of and to the detriment of Class members. The buyout is an attempt to deny plaintiff and the other members of the Class of their ownership interest in the more valuable JRM, and thereby deprive them of the true value of JRM's valuable assets and

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future growth in profits and earnings, while usurping the same for the benefit of McDermott International and its shareholders on unfair and inadequate terms.

        31. As a result of defendants' unlawful actions, plaintiff and the other members of the Class will be damaged in that they will not receive their fair portion of the value of JRM's assets and business and will be prevented from obtaining the real value of their equity ownership of JRM.

        32. In light of the foregoing, the Individual Defendants must, as their fiduciary obligations require:

        .    Reject the clearly inadequate current offer.

        .    Immediately undertake an appropriate evaluation of JRM's worth as an acquisition candidate.

        .    Undertake an appropriate evaluation of McDermott International's worth as an investment candidate.

        .    Act independently so that the interests of JRM's public
stockholders will be protected so that the McDermott International offer will be considered and the offer negotiated to benefit JRM's public stockholders.

        .    Adequately ensure that no conflicts of interest exist between defendants' own interests and their fiduciary obligation to maximize stockholder value or, if such conflicts exits, to ensure that all conflicts be resolved in the best interests of JRM's public stockholders.

        .    If an acquisition transaction is to go forward, require that it be approved by a majority of JRM's minority stockholders.

        33. As a result of the defendants' failure to take such steps to date, plaintiff and the other members of the Class have been and will be damaged in that they have not and will not receive the fair value of JRM's assets and business, and have been and will be prevented from obtaining a fair price for their common stock.

        34. Defendants are engaging in self dealing, are not acting in good faith toward plaintiff and the other members of the Class, and have breached and are breaching their fiduciary duties to the members of the Class.

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        35.  As a result of the defendants' unlawful actions plaintiff and the other members of the Class will be irreparably harmed in that they will not receive fair value for JRM's assets and business and will be prevented from obtaining the real value of their equity ownership of JRM. Unless the proposed acquisition is enjoined by the Court, defendants will continue to breach their fiduciary duties owed to plaintiff and the members of the Class, will not engage in arm's-length negotiations on the acquisition terms, and will not supply to JRM's minority stockholders sufficient information to enable them to cast informed votes on the proposed acquisition and may consummate the proposed acquisition, all to the irreparable harm of the members of the Class.

        36. Plaintiff and the other members of the Class have no adequate remedy at law.

                              PRAYER FOR RELIEF

        WHEREFORE, plaintiff prays for judgment and relief as follows:

        1. Ordering that this action may be maintained as a class action and certifying plaintiff as the Class representative;

        2. Declaring that defendants have breached their fiduciary and other duties to plaintiff and the other members of the Class;

        3. Entering an order requiring defendants to take the steps set forth herein;

        4. Preliminarily and permanently enjoining the defendants and their counsel, agents, employees and all persons acting under, in concert with, or for them, from proceeding with, consummating or closing the proposed transaction;

        5. In the event the buyout is consummated, rescinding it and setting it aside;

        6. Awarding compensatory damages against defendants, individually and severally, as the facts may justify, in an amount to be determined at trial, together with pre-judgment interest

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thereon at the maximum rate allowed by law from date of judicial demand until paid;

        7. Awarding costs and disbursements, including plaintiff's counsel's fees and experts' fees; and

        8. Granting such other and further relief as the Court may deem just and proper.

                                 JURY DEMAND

        Plaintiff demands a trial by jury as a matter of right, due to the fact that the amount in controversy exceeds $50,000.00, exclusive of interest and costs, pursuant to Louisiana Code of Civil Procedure article 1731, et seq.

DATED:  April __, 1999                          Respectfully submitted,

                                                LANDRY & LAVELLE, L.L.P.

                                                /s/ Joseph B. Landry
                                                ------------------------------
                                                    JOSEPH B. LANDRY (7985)
                                                25th Floor, Entergy Corp. Bldg.
                                                635 Loyola Avenue
                                                New Orleans, LA 70113-7103
                                                Telephone:  504/524-0520

                                                MILBERG WEISS BERSHAD
                                                  HYNES & LERACH LLP
                                                WILLIAM S. LERACH
                                                DARREN J. ROBBINS
                                                RANDALL J. BARON
                                                600 West Broadway, Suite 1800
                                                San Diego, CA  92101
                                                Telephone:  619/231-1058

                                                SCHIFFRIN & BARROWAY, LLP
                                                ANDREW L. BARROWAY
                                                MARC A. TOPAZ
                                                STUART L. BERMAN
                                                Three Bala Plaza East
                                                Suite 400
                                                Bala Cynwyd, PA  19004
                                                Telephone:  610/667-7706

                                                LAW OFFICES OF BRUCE G. MURPHY
                                                BRUCE G. MURPHY
                                                265 Llwyds Lane
                                                Vero Beach, FL  32963
                                                Telephone:  561/231-4202

                                                Attorneys for Plaintiff

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